UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Transgenomic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSGENOMIC, INC.
12325 Emmet Street
Omaha, Nebraska 68164

April 24, 2013

Dear Stockholder:
You are cordially invited to attend our 2013 Annual Meeting of Stockholders, which will be held at our principal executive offices, 12325 Emmet Street, Omaha, Nebraska, on Wednesday, May 22, 2013 at 9:30 a.m., Central Daylight Time.
At the Annual Meeting, stockholders will be asked to vote on each of the two proposals set forth in the Notice of Annual Meeting of Stockholders and the proxy statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.
It is important that your shares are represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. Voting electronically, by telephone, or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.
If you have any questions concerning the Annual Meeting and you are the stockholder of record of your shares, please contact Donna Christian at (402) 452-5416. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the Annual Meeting.
Thank you for your continued support. We look forward to seeing those of you who will be able to attend the Annual Meeting.

Sincerely yours,
/S/ CRAIG J. TUTTLE
Craig J. Tuttle
President and Chief Executive Officer

TRANSGENOMIC, INC.
12325 Emmet Street
Omaha, Nebraska 68164

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) will be held at our principal executive offices, 12325 Emmet Street, Omaha, Nebraska, on Wednesday, May 22, 2013 at 9:30 a.m., Central Daylight Time, for the following purposes:

(1)	To elect one Class I director for a three-year term ending in 2016;

(2)	To conduct an advisory vote to approve executive compensation; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 27, 2013 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors
/S/ MARK P. COLONNESE
Mark P. Colonnese, Executive Vice President and Chief Financial Officer

Omaha, Nebraska
April 24, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 22, 2013 : This Proxy Statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including financial statements, are available on the Internet at www.transgenomic.com. Under rules issued by the Securities Exchange Commission (the "SEC"), we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164

___________________

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
of
TRANSGENOMIC, INC.

___________________

GENERAL INFORMATION

We are sending this Proxy Statement to you in connection with our request for your proxy to use at the Annual Meeting of Stockholders (the "Annual Meeting") of Transgenomic, Inc. (the “Company”) to be held on May 22, 2013 at 9:30 a.m., Central Daylight Time, at our offices located at 12325 Emmet Street, Omaha, Nebraska. Only those owners of our common stock or Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of record as of the close of business on March 27, 2013 (the “Record Date”) are entitled to vote at the Annual Meeting. This Proxy Statement, along with the Notice of the Annual Meeting, the Annual Report to Stockholders and a proxy card are being first mailed to stockholders on or about April 26, 2013. We are not soliciting proxies from the holders of the Series A Preferred Stock (the “Preferred Stockholders”) who are entitled to elect the Class I director to be elected by the Preferred Stockholders, as a separate voting group

Your proxy is being solicited by the Board of Directors of the Company (the "Board") and will give the Board or our Chief Executive Officer the power to vote on your behalf at the Annual Meeting. All shares of the Company's voting stock represented by properly executed and unrevoked proxies will be voted by the Board or the Chief Executive Officer in accordance with the directions given by those proxies. Where no instructions are indicated, the Board of Directors or the Chief Executive Officer will vote as follows: (1) “FOR” the election of the Class I Director, and (2) “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as set forth in this Proxy Statement. In addition, the Board believes outstanding voting shares owned by current executive officers and directors of the Company will be voted “FOR” each of Proposals One and Two. Shares owned by these persons represent less than 2% of the total shares of our voting stock outstanding as of the Record Date.

You may revoke your proxy at any time before it is exercised by the Board or the Chief Executive Officer at the Annual Meeting. If you decide to do this, you will need to give the Secretary of the Company written notice that you want to revoke the proxy or you can submit a new proxy to the Secretary, or submit a new vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. In addition, if you attend the Annual Meeting in person, you may withdraw your proxy and vote in person. Shares of common stock and Series A Preferred Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum. This includes shares for which votes are withheld, abstentions are cast or there are broker non-votes. The holders of our common stock and Series A Preferred Stock representing at least a majority of our voting stock issued and outstanding on the Record Date must be present at the Annual Meeting, either in person or by proxy, in order for there to be a quorum.

Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”

As a result of a change in rules related to discretionary voting and broker non-votes, banks, brokers and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation program matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposal One (election of the Class I director) and Proposal Two (advisory vote to approve executive compensation). As a result, if you hold your shares in street name and you do not instruct your bank, broker or other such holder how to vote your shares in the election of directors or the advisory votes related to our executive compensation, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted.

Required Votes

On the Record Date there were 88,245,725 issued and outstanding shares of our common stock and 2,586,205 issued and outstanding shares of Series A Preferred Stock. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Each share of Series A Preferred Stock is entitled to four votes on each matter to be voted on at the Annual Meeting, except for Proposal One (the election of the Class I director).  Accordingly, the owners of Series A Preferred Stock have an aggregate of 10,344,820 votes with respect to each proposal to be voted on at the Annual Meeting except for Proposal One. Only the owners of our common stock as of the Record Date, voting as a separate class, are entitled to vote on Proposal One. The holders of Series A Preferred Stock will vote together as a single class on an as-converted basis with the holders of common stock on Proposal Two.

Proposal One-Election of Class I Director. Craig J. Tuttle must be elected by the affirmative vote of a plurality of the outstanding common stock, voting as a separate class. Our common stockholders do not have the right to cumulate votes in the election of directors. If a stockholder votes to “abstain” with respect to this proposal, such stockholder's shares will not be voted with respect to this proposal. Broker non-votes and withheld votes will not be counted as votes cast for this proposal and as such will have no impact on the outcome of this proposal.

Proposal Two-Approval, on an advisory basis, of the compensation of our named executive officers, as set forth in this Proxy Statement. The affirmative vote of a majority of the votes cast by the holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted to common stock basis, at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers, as set forth in this Proxy Statement. Abstentions will be counted as votes against this proposal. Broker non-votes will not be counted as votes cast for this proposal.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP BY
PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

Beneficial Ownership of Common Stock

On the Record Date there were 88,245,725 issued and outstanding shares of our common stock.

The following table provides information known to us with respect to beneficial ownership of our common stock by our directors and all nominees for director, by those of our executive officers who are named in the Summary Compensation Table, by all of our current executive officers and directors as a group, and by each person we believe beneficially owns more than 5% of our outstanding common stock as of March 27, 2013, the record date established for our Annual Meeting of Stockholders. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all common stock of the Company beneficially owned and such shares are owned directly by such person. The number of shares beneficially owned by each person or group as of March 27, 2013 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 27, 2013, including, but not limited to, upon the exercise of options or warrants to purchase common stock or the conversion of securities into common stock. Beneficial ownership information of persons other than our current executive officers and directors is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the Securities and Exchange Commission (the “SEC”) or information supplied by these persons.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Class

Directors and Executive Officers
Craig J. Tuttle, President and Chief Executive Officer, Director	933,333	(2)	1.0%
Mark P. Colonnese, Executive Vice President and Chief Financial Officer	—		*
Brett L. Frevert, Former Chief Financial Officer(3)	—		*
Chad M. Richards, Chief Commercial Officer	425,167	(4)	*
Doit L. Koppler II, Director	135,254	(5)	*
Rodney S. Markin, M.D., Ph.D., Director	75,000	(6)	*
Robert M. Patzig, Director	119,467	(7)	*
Antonius P. Schuh, Ph.D., Director	65,000	(8)	*
All directors and executive officers as a group (7 persons)	1,753,221	(9)	2.0%

Other Stockholders
Randal J. Kirk	29,499,241	(10)	30.1%
LeRoy C. Kopp	13,559,863	(11)	15.4%
Kevin Douglas	8,514,812	(12)	9.4%
AMH Equity, LLC and Leviticus Partners, L.P.	5,248,181	(13)	5.9%
Fidelity Select Biotechnology Portfolio	5,087,982	(14)	5.7%

 * Represents less than 1% of our outstanding common stock.

(1) The address for all of our directors and executive officers is the address of our principal executive offices located at 12325 Emmet Street, Omaha, Nebraska 68164.

(2) Includes 933,333 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 27, 2013.

(3) Mr. Frevert's service as our Chief Financial Officer terminated on June 3, 2012.

(4) Includes 58,500 shares owned by Mr. Richards and includes 366,667 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 27, 2013.

(5) Includes 50,000 shares owned by Mr. Koppler and includes 85,254 shares issuable upon the exercise of options and warrants that are exercisable or will become exercisable within 60 days after March 27, 2013.

(6) Includes 75,000 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 27, 2013.

(7) Includes 40,000 shares owned by Mr. Patzig and includes 79,467 shares issuable upon the exercise of options and warrants that are exercisable or will become exercisable within 60 days after March 27, 2013.

(8) Includes 65,000 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 27, 2013.

(9) Includes shares which may be acquired by executive officers and directors as a group within 60 days after March 27, 2013 through the exercise of stock options or warrants.

(10) Consists of (i) 9,245,903 shares of common stock; (ii) warrants to purchase 4,736,110 shares of common stock; (iii) shares of Series A Preferred Stock convertible into 10,344,820 shares of common stock; and (iv) warrants to purchase shares of Series A Preferred Stock which are convertible into 5,172,408 shares of common stock. These shares and warrants are held 40% by Third Security Senior Staff 2008 LLC, 40% by Third Security Staff 2010 LLC and 20% by Third Security Incentive 2010 LLC, which companies are affiliated with the beneficial owner. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.

(11) Consists of shares owned directly by Mr. Kopp, shares held in individual retirement accounts established for Mr. Kopp and his spouse, shares held in the Kopp Family Foundation of which he is a director and shares held in discretionary client accounts managed by Kopp Investment Advisors, LLC of which he is the Chief Executive Officer. The business address of each of these beneficial owners is 8400 Normandale Lake Boulevard, Suite 1450, Bloomington, Minnesota 55437.

(12) Mr. Douglas has dispositive power over all of the shares owned by the Douglas affiliates. The Douglas affiliates include shares owned directly by James E. Douglas,III as well as shares held in the following trusts: K&M Douglas Trust, Douglas Family Trust and the James Douglas and Jean Douglas Irrevocable Descendants' Trust. The business address of this beneficial owner is 125 East Sir Francis Drake Boulevard, Suite 400, Larkspur, California 94939.

(13) Consists of shares held by AMH Equity, LLC, which is the general partner of Leviticus Partners, L.P. The business address of this beneficial owner is 60 East 42nd Street, Suite 901, New York, New York 10165.

(14) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, is the beneficial owner of 5,087,982 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds has sole power to dispose of the 5,087,982 Shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees. The business address of this beneficial owner is 82 Devonshire Street, Boston, Massachusetts 02109.

Beneficial Ownership of Preferred Stock

As of March 27, 2013, there were 2,586,205 issued and outstanding shares of our Series A Preferred Stock.
The following table provides information known to us with respect to beneficial ownership of the Series A Preferred Stock by each person we believe beneficially owns more than 5% of our outstanding Series A Preferred Stock as of March 27, 2013. The number of shares of Series A Preferred Stock beneficially owned by each person or group as of March 27, 2013 includes shares of Series A Preferred Stock that such person or group had the right to acquire on or within 60 days after March 27, 2013, including, but not limited to, upon the exercise of warrants to purchase Series A Preferred Stock. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all of the Series A Preferred Stock beneficially owned and such shares are owned directly by such person. Beneficial ownership information of such persons is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the SEC or information supplied by these persons.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Randal J. Kirk	3,879,307	(1)	100%

 (1) Includes warrants to purchase 1,293,102 shares of the Series A Preferred Stock. These shares of the Series A Preferred Stock and warrants are held 40% by Third Security Senior Staff 2008 LLC, 40% by Third Security Staff 2010 LLC and 20% by Third Security Incentive 2010 LLC, which companies are affiliated with the beneficial owner. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.

PROPOSAL ONE: ELECTION OF DIRECTOR

Board of Directors and Committees
Our Board consists of five directors. The Board is divided into three classes with directors in each class serving for a term of three years. The terms of office of the current Class I, Class II and Class III directors will expire in 2013, 2014 and 2015, respectively. The holders of Series A Preferred Stock are entitled, as a separate voting group, to elect two of the five directors (“Preferred Stock Directors”). The Common Stockholders are entitled, as a separate voting group, to elect the three remaining directors (“Common Stock Directors”). There is one Common Stock Director in each class of directors. There is one Preferred Stock Director in each of Class I and Class II, but not a Preferred Stock Director in Class III.

Robert M. Patzig is the current Preferred Stock Director in the Class I directors, Craig J. Tuttle is the current Common Stock Director in the Class I directors, Doit L. Koppler II is the current Preferred Stock Director in the Class II directors and Antonius P. Schuh, Ph.D. is the current Common Stock Director in the Class II directors and Rodney S. Markin, M.D., PhD., is the current Class III director. We expect the holders of Series A Preferred Stock to reelect Mr. Patzig as a Class I director at the Annual Meeting or by written consent prior to such meeting.

The Board has nominated Craig J. Tuttle for election by the Common Stockholders as the Class I Common Stock Director to serve a three-year term expiring in 2016. Mr. Tuttle has expressed an intention to continue to serve on the Board if he is elected. There are no arrangements or understandings between Mr. Tuttle and any other person pursuant to which he was selected as a nominee.

A majority of the votes cast by the Common Stockholders is required to elect Mr. Tuttle as the Class I Common Stock Director. This means that votes withheld and broker non-votes with respect to the election of the Class I Common Stock Director will have no effect on the election of such director. If Mr. Tuttle is unable to serve as a director, the Board may nominate a substitute nominee. In that case, the Board will vote all valid proxies that voted in favor of Mr. Tuttle for the election of the substitute nominee.

Certain biographical information regarding our directors, including their ages as of March 27, 2013 and the dates that they were first elected to our Board, is set forth below. In each individual's biography we have highlighted specific experience, qualifications, and skills that have led the Board to conclude that each individual is a valued member of our Board. In addition to these specific attributes, all of our directors have significant expertise in one or more areas of importance to our business and have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of our company.

Name	Age	Principal Occupation	Director Since	Term to Expire

CLASS I DIRECTOR NOMINEES
Robert M. Patzig, Preferred Stock Director	44	Senior Managing Director and Chief Investment Officer, Third Security, LLC	2010	2013

Craig J. Tuttle, Common Stock Director	60	President and Chief Executive Officer of Transgenomic, Inc.	2007	2013

CLASS II DIRECTORS CONTINUING IN OFFICE
Doit L. Koppler II, Preferred Stock Director	49	Managing Director and Treasurer, Third Security, LLC	2010	2014

Antonius P. Schuh, Ph.D., Common Stock Director	49	Chief Executive Officer of Trovagene, Inc.	2009	2014

CLASS III DIRECTOR CONTINUING IN OFFICE
Rodney S. Markin, M.D., Ph.D., Common Stock Director	56	Chairman of the Board, Transgenomic, Inc., Chief Technology Officer, University of Nebraska Medical Center	2007	2015

Robert M. Patzig. Mr. Patzig is a Senior Managing Director and the Chief Investment Officer for Third Security, LLC. Mr. Patzig joined Third Security upon the company's inception in 1998. Mr. Patzig's responsibilities include identifying and researching investment opportunities for Third Security and its funds, securities valuation and portfolio management. Mr. Patzig was a Director of Cyntellect Inc., a privately held scientific instrumentation company. Mr. Patzig has served as Chairman of the Board of Intrexon Corporation and Cyntellect, Inc. and served as a member of the Board of Directors of Synchrony, Inc. He previously served as a Director of the Virginia Biotechnology Association, a non-profit industry advocacy group, from 2006-2011. Mr. Patzig served as the head of the Investment Committee for Howe and Rusling, Inc., a registered investment advisor, from 2001 until its sale in 2006. Mr. Patzig served as the Chief Executive Officer and Chief Compliance Officer of New River Advisors LLC from June of 2003 until August of 2007. Prior to the formation of Third Security, Mr. Patzig served as Director of Market Research and Analysis at GIV Holdings, Inc. and Director of Research Services at General Injectables & Vaccines, Inc. Mr. Patzig received a B.A. in Philosophy and English from Virginia Tech, where he taught as an instructor for several years prior to 1996. The Board selected Mr. Patzig as a director because of his substantial biotech industry experience as well as his securities and investment expertise.

Craig J. Tuttle. Mr. Tuttle has served as our President and Chief Executive Officer since 2006. From 2004 to 2005, Mr. Tuttle was President and Chief Operating Officer of Duke Scientific, a specialty chemical and diagnostic company which he sold to Fisher Healthcare. From 1999 to 2003, Mr. Tuttle served as Vice President of Business Development for Apogent Technologies, a $1.0 billion healthcare company that was acquired by Fisher Healthcare and subsequently became ThermoFisher, and President and Chief Executive Officer of Applied Biotech, Inc., an Apogent Technologies company. Prior to that, Mr. Tuttle was President and General Manager of Seradyn, Inc. a diagnostic and genomic products company within the Apogent Technologies group of companies. Mr. Tuttle has also held senior management positions at Boehringer Mannheim, Bayer Diagnostics and Difco Laboratories. He began his career at Syva Company, a subsidiary of Syntex Pharmaceuticals and Cetus Corporation where he led the development of the first thermocycler system for automating PCR. Mr. Tuttle holds a B.S. in Biochemistry from UCLA, an M.S. in Biochemistry from the University of Colorado and an M.B.A. in Business and Marketing from St. Mary's College. The Board selected Mr. Tuttle to serve as a director because he is our Chief Executive Officer. He has expansive knowledge and experience in the biotech industry, as well as relationships with chief executives and other senior management at biotech companies.

Doit L. Koppler, II. Mr. Koppler joined Third Security as Managing Director and Treasurer in 2001 and manages the finance function of Third Security and is involved with several portfolio companies of Third Security's managed investment funds. Mr. Koppler served as Vice President, Treasurer and a member of the Board of Directors of Vital Diagnostics Holding Corp., a global supplier of products and services for the clinical laboratory in the traditional in vitro diagnostics market with a focus on the physician's office, hospital and small-to-medium sized laboratory segments from its inception in 2006 through 2012. Mr. Koppler served as Chairman and Chief Executive Officer of New River Funds, a family of no-load mutual funds, from its inception in 2003 through 2008 and as the Chief Investment Officer of New River Advisers, LLC, the investment adviser to New River Small Cap Fund, predecessor to Southern Sun Small Cap Fund. Mr. Koppler served as a member of the Board of Directors of IntelliMat, Inc. from November 2006 to July 2008. Prior to joining Third Security, Mr. Koppler served as Vice President and Controller of General Injectables & Vaccines, Inc., a $120 million distributor of injectable biologics and vaccines primarily to outpatient physician offices, from 1992-2000. From 1987-1992, he was a Manager in the audit practice of Ernst & Young LLP. Mr. Koppler is a Certified Public Accountant, Chartered Global Management Accountant and a Member of the American Institute of Certified Public Accountants. He has also held Series 7 and Series 66 securities registrations. Mr. Koppler received a B.S. in Accounting from Salem International University. The Board selected Mr. Koppler to serve as a director because of his valuable financial expertise, including his public accounting and financial reporting experience.
Antonius P. Schuh, Ph.D. Dr. Schuh was appointed Chief Executive Officer of Trovagene,Inc. (NASDAQ: TROV), a molecular diagnostics company, in October 2011, and has served as a director of Trovagene since December 2011. Since March 2009, he has also served as a director of Diogenix, Inc., a privately held molecular diagnostic company. Dr. Schuh co-founded Sorrento Therapeutics, Inc. (NASDAQ: SRNE), a biopharmaceutical company developing monoclonal antibodies, in January 2006. From such time until April 2011, he served as Chairman of the Board, and he served as the company's Chief Executive Officer from November 2008 to April 2011. From April 2006 to September 2008, he was the founding Chief Executive Officer of AviaraDx, Inc., a molecular diagnostic testing company focused on clinical applications in oncology. In 2008, Dr. Schuh led the sale of AviaraDx to bioMerieux, Inc., which continues to operate AviaraDx under the name bioTheranostics. From March 2005 to April 2006, Dr. Schuh served as Chief Executive Officer of Arcturus Bioscience, Inc., a developer of laser capture microdissection and reagent systems for microgenomics, where he led the sale of Arcturus' life science business to Molecular Devices, Inc., now part of Life Technologies. From December 1996 to February 2005, Dr. Schuh was employed by Sequenom Inc., a publicly traded diagnostic testing and genetics analysis company. He joined Sequenom as a Managing Director of the company's German operations, Sequenom GmbH, and was promoted to Executive Vice President, Business Development and Marketing, and from May 2000 to February 2005, served as Sequenom's President and Chief Executive Officer. He also previously served as the Head of Business Development of the Pharmaceutical Division and the associated Technical and Regulatory Affairs department at Helm AG, an international trading and distribution corporation for chemical and pharmaceutical products. Prior to Helm, Dr. Schuh was with Fisons Pharmaceuticals (now part of Sanofi Aventis), where he held medical and regulatory affairs positions and served as a member of the management teams of Fisons AG, Switzerland, and Fisons Ges.m.b.H, Austria. Dr. Schuh holds a degree in pharmaceutics and earned his Ph.D. in medicinal chemistry from the University of Bonn, Germany. The Board selected Dr. Schuh to serve as a director because it believes he possesses valuable biotech experience and extensive executive management experience in the industry, which brings a unique and valuable perspective to the Board.
Rodney S. Markin, M.D., Ph.D.   Dr. Markin is Chief Technology Officer and Associate Vice Chancellor for Business Development at the University of Nebraska Medical Center and a Professor of Pathology and Microbiology; David T. Purtilo Distinguished Professor Pathology and Microbiology and Courtesy Professor of Surgery. Dr. Markin is also a director on the Board of Children's Hospital and Medical Center Foundation and on the Board of Trustees for Keck Graduate Institute. The Board selected Dr. Markin to serve as a director because he has valuable executive experience in the healthcare business. Dr. Markin also has extensive experience serving on other boards. His experience and ability to encourage discussion makes him an effective Chairman of the Board.

Business Ethics Policy

Our Board has adopted a code of ethical conduct that applies to our principal executive officer, principal financial officer and senior financial officers. This code of ethical conduct is embodied within our Business Ethics Policy, which applies to all persons associated with our Company, including our directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller). The Business Ethics Policy is available in the Investor Relations section of our website at www.transgenomic.com. In order to satisfy our disclosure requirements under Item 5.05 of Form 8-K, we will disclose amendments to, or waivers of, certain provisions of our Business Ethics Policy relating to our chief executive officer, chief financial officer, chief accounting officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

Corporate Governance

Board Leadership Structure

Our Board has determined that having an independent director serve as the Chairman of the Board is in the best interests of our stockholders. Our Chairman of the Board is Rodney S. Markin, Ph.D. Our President and Chief Executive Officer, Mr. Tuttle,

is the only member of our Board who is not an independent director. We believe that this leadership structure enhances the accountability of our President and Chief Executive Officer to the Board and strengthens the Board's independence from management. While both leaders are actively engaged in significant matters affecting our Company, such as long-term strategy, we believe splitting these leadership positions enables Mr. Tuttle to focus his efforts on running our business and managing our Company while permitting Dr. Markin to focus more on the governance of our Company, including oversight of our Board.

Director Attendance at Meetings

Our Board conducts its business through meetings of the Board, both in person and telephonic, and actions taken by written consent in lieu of meetings. During the year ended December 31, 2012, the Board held seven meetings and acted by written consent in lieu of a meeting seven times. All directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they served during 2012.

Our Board encourages all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so. All of our directors, with the exception of Dr. Schuh, attended our 2012 Annual Meeting of Stockholders.
Committees of our Board of Directors
Our Board has established and delegated certain responsibilities to its standing Audit Committee and Compensation Committee. We do not have a standing nominating committee. The Board determined that due to the relatively small size of the Board, and due to the policy on director nominations, which is described below, it was not necessary to form a separate committee to evaluate director nominations. Under the director nomination policy, director candidates are identified primarily through suggestions made by directors, management and stockholders of the Company. We have implemented no material changes to the procedures by which stockholders may recommend nominees for the Board. The Board will consider director nominees recommended by stockholders that are submitted in writing to the Secretary or Chief Executive Officer of the Company in a timely manner and which provide necessary biographical and business experience information regarding the nominee. All candidates for director will be evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Board also values diversity as a factor in selecting nominees to serve on the Board. Although the Board does not have a specific policy on diversity, the Board considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Board expects to nominate incumbent directors who express an interest in continuing to serve on the Board. The independent directors of the Company review and consider all candidates to serve as a director of the Company who are properly suggested by directors, management and stockholders of the Company, and the Board selects its nominees to serve as a director of the Company from among those candidates who are recommended to the Board by a majority of the independent directors of the Company.
Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act). The Audit Committee's primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent auditors and reviewing any transactions between our Company and related parties. Our independent auditors report directly and are accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent auditors and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent auditors. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent auditors. The rendering of any auditing services and all non-auditing services by the independent auditors is subject to prior approval of the Audit Committee.

The Audit Committee operates under a written charter which is available in the Investor Relations section of our website at www.transgenomic.com. The Audit Committee is required to be composed of directors who are independent under the rules of the SEC and the NASDAQ listing standards.

The current members of the Audit Committee are directors Dr. Markin and Dr. Schuh, each of whom has been determined by the Board to be independent under the rules adopted by the SEC and NASDAQ listing standards. The Board has determined that Dr. Markin qualifies as an “audit committee financial expert” under the rules adopted by the SEC and the Sarbanes Oxley

Act of 2002. The Audit Committee met six times during 2012.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is comprised of Rodney S. Markin, M.D., Ph.D. and Antonius P. Schuh, Ph.D., each of whom is an independent director of the Company under the rules adopted by the SEC.
The Company's management is responsible for the preparation of the Company's financial statements and for maintaining an adequate system of internal controls and processes for that purpose. McGladrey LLP (“McGladrey”) acts as the Company's independent auditors and they are responsible for conducting an independent audit of the Company's annual financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.
The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2012 with management of the Company and with representatives of McGladrey. Our discussions with McGladrey also included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we received the written disclosures and the letter from McGladrey required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence, and have discussed with McGladrey its independence from the Company and its management.
Based on the foregoing, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements of the Company for the year ended December 31, 2012 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

Rodney S. Markin, M.D., Ph.D.
Antonius P. Schuh, Ph.D.
Independent Registered Public Accounting Firm
McGladrey was our independent registered public accounting firm for the year ended December 31, 2012. The selection of our independent registered public accounting firm for the year ending December 31, 2013 will not be made until after the date of the Annual Meeting. We expect representatives of McGladrey to be present in person or by telephone at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.
The following table shows information about fees paid or fees that were billed or were expected to be billed by McGladrey during the fiscal years ended December 31, 2012 and 2011.

	2012	2011
Audit fees	$275,305	$321,005
Audit-related fees	31,250	25,999
Tax fees	28,035	30,190
All other fees	—	—
Total fees	$334,590	$377,194

Audit Fees.    McGladrey billed us for professional services rendered for the audit of our annual financial statements for those fiscal years and review of our interim financial statements included in Quarterly Reports on Form 10-Q filed by us with the SEC during that year.
Audit-Related Fees.    McGladrey billed us for audit-related services. Audit-related services generally include fees for the audits of our employee benefit plans and fees incurred in connection with services associated with SEC registration statements, periodic reports and other documents filed with the SEC.
Tax Fees.    McGladrey billed us for tax services. Tax services consist primarily of planning, advice and compliance, or return preparation, for U.S. federal, state and local, as well as international jurisdictions.
All Other Fees.    McGladrey did not render any services other than the services described above in 2012 or 2011.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee is required to pre-approve all audit and non-audit services to be provided to us by our independent auditor and its member firms. All services provided by our independent auditor in 2012 were pre-approved by the Audit Committee.

Compensation Committee

The Compensation Committee reviews and approves our compensation policy, changes in salary levels and bonus payments to our executive officers and other management and determines the timing and terms of equity awards under our equity incentive plans. The Compensation Committee operates under a written charter which is available in the Investor Relations section of our website at www.transgenomic.com.

The Compensation Committee currently consists of directors Dr. Schuh, Dr. Markin and Mr. Patzig each of whom has been determined by the Board to be independent under NASDAQ listing standards. The Compensation Committee met seven times during 2012.
Oversight of Risk Management
      Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board assesses major risks facing our Company and options for their mitigation in order to promote our stockholders' interests in the long-term health and our overall success and financial strength. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of our full Board in the risk oversight process allows our Board to assess management's appetite for risk and also determine what constitutes an appropriate level of risk for our Company. Our Board regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our Board is ultimately responsible for risk oversight, various committees of the Board oversee risk management in their respective areas and regularly report on their activities to our entire Board. In particular, the Audit Committee has the primary responsibility for the oversight of financial risks facing our Company. The Audit Committee's charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. The Board has also delegated primary responsibility of the oversight of all executive compensation and our employee benefit programs to the Compensation Committee. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company and that our Board's leadership structure provides appropriate checks and balances against undue risk taking.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. We believe all Section 16 reports were filed in a timely manner during 2012, except that one Form 4 to report a stock purchase made on June 25, 2012 was not filed timely by Mr. Richards and one Form 4 to report an option grant made on September 12, 2012 was not filed timely by Mr. Colonnese.

Review and Approval of Related Person Transactions

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations which may not be in our best interests or the best interests of our stockholders. Accordingly, as a general matter, we prefer to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests. Pursuant to the Audit Committee Charter, the Audit Committee must review in advance and approve or reject all material transactions between our Company and a related party. The Audit Committee reviews and considers each transaction in light of the specific facts and circumstances presented. Related persons include our directors, executive officers, 5% beneficial owners of our common stock or their respective immediate family members. Our Board will also review related party transactions in accordance with applicable law and the provisions of our Third Amended and Restated Certificate of Incorporation.

In addition, our Business Ethics Policy establishes a policy on potential conflicts of interest. Under our Business Ethics Policy, our directors and employees, including our executive officers, must promptly report any transaction, relationship or circumstance that creates or could be reasonably expected to create a conflict of interest. Members of our senior management, including our executive officers and our Board may not engage in any activity giving rise to an actual or potential conflict of interest without the prior approval of the Audit Committee. Any waiver of this policy relating to our executive officers or directors may only be made by the Board and will be promptly disclosed to our stockholders as required by law or applicable exchange rules. The following is a description of transactions or series of transactions since January 1, 2012, or any currently proposed transaction, to which we were or are to be a participant in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know to be 5% beneficial owners of our common stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Agreements with Our Named Executive Officers” below:

Third Security Convertible Promissory Notes and Conversion

On December 30, 2011, we entered into a Convertible Promissory Note Purchase Agreement (the “Note Purchase Agreement”) with Third Security Senior Staff 2008 LLC, a Virginia limited liability company, Third Security Staff 2010 LLC, a Virginia limited liability company, and Third Security Incentive 2010 LLC, a Virginia limited liability company (collectively, the “Third Security Entities”), in the aggregate amount of $3,000,000. The Third Security Entities are currently the holders of 100% of our Series A Preferred Stock and collectively represent a more than 10% beneficial ownership interest in our common stock.

Under the Note Purchase Agreement, we sold to each of the Third Security Entities a convertible note with a March 31, 2012 maturity date (collectively, the “Convertible Notes”). The Note Purchase Agreement and Convertible Notes provided for conversion of any amount remaining due to the Third Security Entities under the Convertible Notes into our equity of the same class(es) or series and at the same price as our equity securities sold in our first sale or issuance of our equity securities after December 30, 2011, in the aggregate amount of at least $3,000,000.

A majority of the disinterested directors approved our entrance into the Note Purchase Agreement and issuance of the Convertible Notes to the Third Security Entities.

On February 2, 2012, we entered into a securities purchase agreement with certain institutional and other accredited investors (the “2012 Investors”) pursuant to which we: (i) sold to the 2012 Investors an aggregate of 19,000,000 shares of our common stock at a price per share of $1.00 for aggregate gross proceeds of approximately $19,000,000; and (ii) issued to the 2012 Investors warrants (the “2012 Warrants”) to purchase up to an aggregate of 9,880,000 shares of our common stock with an exercise price of $1.25 per share (collectively, the “2012 Offering”). The 2012 Warrants may be exercised, in whole or in part, at any time from February 7, 2012 until February 7, 2017 and contain both cash and “cashless exercise” features.

As part of the 2012 Offering, in connection with the conversion of the Convertible Notes, the Third Security Entities received an aggregate of 3,000,000 shares of our common stock (the “Third Security Common Shares”) and warrants to purchase up to 1,500,000 shares of our common stock (the “Third Security Warrants”) upon the same terms as the 2012 Investors. As part of the 2012 Offering, our Preferred Stock Directors, Doit L. Koppler, II and Robert M. Patzig, purchased shares of our common stock and warrants on the same terms as the other 2012 Investors.

On January 24, 2013, we entered into a securities purchase agreement with certain institutional and other accredited investors (the “2013 Investors”) pursuant to which we: (i) sold to the 2013 Investors an aggregate of 16,600,000 shares of our common stock at a price per share of $0.50 (the “Common Shares”) for aggregate gross proceeds of approximately $8,300,000; and (ii) issued to the 2013 Investors warrants (the “Warrants”) to purchase up to an aggregate of 8,300,000 shares of our common stock with an exercise price of $0.75 per share (collectively, the “2013 Offering”). The Warrants may be exercised, in whole or in part, at any time from January 30, 2013 until January 30, 2018 and contain both cash and “cashless exercise” features. As part of the 2013 Offering, the Third Security entities purchased 6,000,000 Common Shares and 3,000,000 Warrants on the same terms as the other 2013 Investors.

Third Security Loan and Security Agreement

On March 13, 2013, we entered into a Loan and Security Agreement with the Third Security entities (the “Lenders”) for (a) a revolving line of credit (the “Revolving Line”) with borrowing availability of up to $4 million, subject to reduction based on our eligible accounts receivable, and (b) a term loan (the “Term Loan”) of $4 million (the “Loan Agreement”).

To secure the repayment of any amounts borrowed under the Revolving Line and the Term Loan, we granted the Lenders a security interest in all of our assets. The occurrence of an event of default under the Loan Agreement could result in the acceleration of our obligations under the agreement and would increase the applicable interest rate under the Revolving Line or the Term Loan (or both) by 5%, and permit the Lenders to exercise remedies with respect to the collateral under the Loan Agreement.

Director Independence

Our Company is governed by our Board. Currently, each member of our Board, other than our President and Chief Executive Officer, Craig J. Tuttle (who is not independent by virtue of his employment with us), is an independent director and all standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ's independence definition. For a director to be considered independent, the Board must determine that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors' compensation. In addition, under SEC rules, an Audit Committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent. The four independent members of the Board are Rodney S. Markin, M.D., Ph.D., Doit L. Koppler, II, Robert M. Patzig and Antonius P. Schuh, Ph.D.

Information Regarding Executive Officers

Our executive officers, their ages as of March 27, 2013 and their respective positions are as follows:

Name	Age	Title(s)
Craig J. Tuttle	60	President and Chief Executive Officer
Mark P. Colonnese	57	Executive Vice President and Chief Financial Officer
Chad M. Richards	43	Chief Commercial Officer

A description of the business experience of Craig J. Tuttle is provided above under the heading “Proposal One: Election of Directors-Board of Directors and Committees”.
Mark P Colonnese. Mr. Colonnese was appointed as our Executive Vice President and Chief Financial Officer by the Board in September 2012. Mr. Colonnese has nearly 30 years of experience in leading business growth and financial strategies for life sciences companies. He most recently served as Executive Vice President, Commercial Operations and Chief Financial Officer at Salutria Pharmaceuticals, LLC, a privately-held, development-stage pharmaceutical company from April 2009 to August 2012. Prior to that, Mr. Colonnese served as an executive in a number of capacities at AtheroGenics, Inc., a development-stage pharmaceutical company, from January 1999 to April 2009, including Executive Vice President, Commercial Operations and Chief Financial Officer from May 2006 to April 2009, as Senior Vice President of Finance and Administration and Chief Financial Officer since 2002, and as Vice President of Finance and Administration and Chief Financial Officer since 1999. Prior to joining AtheroGenics, Mr. Colonnese served as Senior Vice President and Chief Financial Officer at Medaphis Corporation and has also held executive positions at Applied Analytical Industries, Inc. and Schering-Plough Corporation. Mr. Colonnese is a Certified Public Accountant.
Chad M. Richards.    Mr. Richards joined our Company in October 2007 as Senior Vice President, Sales and Marketing and was promoted to Chief Commercial Officer in January 2011. Before joining our Company, Mr. Richards was the National Sales Director for Anatomic Pathology with Quest Diagnostics. During his career with Quest Diagnostics, Mr. Richards held a variety of sales management roles in both their physician and hospital business segments. Before joining Quest Diagnostics, Mr. Richards held different marketing and sales management roles with Roche Diagnostics Ventana Medical Systems Division, one of the world’s leading developers and manufacturers of immunohistochemistry and in-situ hybridization instruments and reagent systems. Before embarking on a career in diagnostics, Mr. Richards served in the United States Marine Corps.

Family Relationships

There are no family relationships between or among any of our executive officers or directors.

The Board of Directors recommends that you vote "FOR" the director nominee named above in this Proposal One.

PROPOSAL TWO: CONDUCT AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. In accordance with these requirements, at our 2012 Annual Meeting of Stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and determined to hold future advisory votes on the compensation of our named executive officers on an annual basis.
As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement our compensation policies are designed to align our key executives' compensation with both our business objectives and the interests of our stockholders. We also seek to provide compensation policies that attract, motivate and retain key executives who are critical to our success. A significant portion of the compensation we provide to our key executives is directly related to our financial performance and stockholder value.
We urge our stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more thorough discussion of our compensation philosophy, including the design and objectives of our elements of compensation. We also recommend that our stockholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included in the “2012 Executive Compensation” section of this Proxy Statement.
We believe our executive compensation policies are designed appropriately and are functioning as intended to produce long-term value for our stockholders. Accordingly, we are asking our stockholders to approve the overall application of our compensation policies to our named executive officers through this advisory vote. The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement.
For the reasons stated above, the Board recommends that our stockholders vote “for” the following advisory resolution at our Annual Meeting:
“RESOLVED, that the compensation paid to Transgenomic's named executive officers, as disclosed in the proxy statement for our 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”
To be approved, the number of votes cast “for” this advisory resolution must exceed the votes cast “against” this advisory resolution. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, however, the Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

The Board of Directors recommends that you vote "FOR" Proposal Two.

COMPENSATION DISCUSSION AND ANALYSIS
Our compensation philosophy is designed to support our key objective of creating value for our stockholders by growing our revenues, growing our earnings, increasing our total market capitalization and growing our share price.

This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to Craig Tuttle, President and Chief Executive Officer; Mark P. Colonnese, Executive Vice President and Chief Financial Officer; Brett L. Frevert, our former Chief Financial Officer; and Chad Richards, Chief Commercial Officer, whom are collectively referred to as the "named executive officers" or, in this “Compensation Discussion and Analysis” section, our "executives."
Objectives of Our Executive Compensation Programs
Our compensation programs for our named executive officers are designed to achieve the following objectives:

•    attract and retain high performing and experienced executives;

•    motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•    foster a shared commitment among executives by coordinating their goals; and

•	motivate our executives to manage our business to meet our short and long-term objectives, and reward them for meeting these objectives.

Role of our Compensation Committee
We have a Compensation Committee that has the primary purpose of providing oversight of all executive compensation and our employee benefit programs. The Compensation Committee's responsibilities include, but are not limited to, the direct responsibility for the following:

•
Review, modify and approve individual and corporate performance goals and objectives relevant to Chief Executive Officer and other executive officers' compensation, evaluate performance in light of these goals and objectives, and determine and approve the compensation level for the Chief Executive Officer and other executive officers based on this evaluation.

•	Evaluate and approve incentive compensation plans and equity-based plans.

•	Adoption of stock option and other long-term incentive plans and approval of individual grants and awards.

•
Adoption of equity compensation arrangements and policies with respect to the timing and pricing of equity awards for newly hired employees, promotions and annual grants for executives and non-executive employees and directors.

•	Review compensation practices and trends to assess the proprietary, adequacy and the competitiveness of our executive compensation programs among comparable companies in our industry.

•	Adoption of benefit plans, including profit sharing and supplemental retirement plans.

•	Adoption of executive annual incentive plans, benefit plans, including profit sharing and supplemental retirement plans, and executive perquisite programs.

•	Annual evaluation and appraisal of President and Chief Executive Officer performance.

•
Approval of all employment agreements, severance agreements, change-of-control protections and any other compensatory arrangements for the President, Chief Executive Officer and other executive officers.

•	Annual review of non-employee director compensation programs and recommendation of changes to the Board when appropriate.

•	Review and establish appropriate insurance coverage for our directors and executive officers.
Our Chief Executive Officer makes recommendations to our Compensation Committee regarding the compensation of all executive officers, excluding his own, but our Compensation Committee is ultimately responsible for approving the compensation of our executive officers.
Under its charter, the Compensation Committee may delegate specific responsibilities to the Chairperson of the Compensation Committee or any other members of the Compensation Committee, or establish subcommittees.
At our 2012 Annual Meeting of Stockholders, we held our first stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with 97% of stockholder votes cast in favor of our say-on-pay resolution. As a result of this strong support from our stockholders, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation. Our Compensation Committee will continue to consider stockholder feedback in the future.

Role of Our Chief Executive Officer and Executive Management
Our Chief Executive Officer annually evaluates the performance of each executive and, based on that review, may recommend changes in the executive's compensation to the Compensation Committee. This review includes a performance appraisal that takes into consideration various factors, including, without limitation, the following:

•	the ability of the executive to drive results for our Company;

•	the executive's understanding of our business and his/her organizational savvy;

•	the ability of the executive to make complex decisions and his/her strategic abilities;

•	the executive's ability to manage work process;

•	the communication skills of the executive; and

•	the executive's ability to manage diversity and ethics.

The Chief Executive Officer's review also includes a determination of each executive's leadership attributes along with other key accomplishments during the review period. Our Company is an evolving company, and executives' roles and scope of work, and the size and geographical diversity of the groups they manage, are subject to change. As an executive's role changes, our Chief Executive Officer may recommend changes to the executive's compensation to the Compensation Committee.

The Chief Executive Officer's compensation recommendations may include changes in base salary and incentive bonus, additional equity grants or modifications to standard vesting schedules that are deemed to be in the best interest of our Company.

Peer Group Information and Benchmarking

In connection with compensation decisions in 2012, our Compensation Committee, with the assistance of the Chief Executive Officer and other Company employees, reviewed market compensation data paid by companies in the biopharmaceutical industry as reported by Top 5 Data Services, Inc. (the “2011 Competitive Analysis”). The 2011 Competitive Analysis contained data from 342 publicly traded companies within the biopharmaceutical industry covering the details of compensation for 1,249 top executives. Our Chief Executive Officer, in consultation with the Chairman of the Compensation Committee, reviewed all of the data contained in the 2011 Competitive Analysis and then selected companies with annual revenue of between $25 million and $149.9 million and between 100 and 500 employees to be used as peer group companies for purposes of benchmarking.
In 2012, the Compensation Committee and management used the peer group compensation data selected from the 2011 Competitive Analysis primarily to ensure that the total direct compensation for our executives and senior management is within a reasonable range of comparative pay of our peer group companies. While this market data provides a useful starting point for compensation decisions, our Compensation Committee also takes into account factors such as level of individual responsibility, prior experience and performance in arriving at final compensation decisions. See “Analysis of Named Executive Officer Compensation” below for a further discussion of how our Chief Executive Officer and the Compensation Committee utilized the 2011 Competitive Analysis in connection with establishing 2012 compensation for our named executive officers.
Generally, neither management nor the Compensation Committee utilizes the services of independent compensation consultants in connection with the establishment of executive compensation other than to obtain independent third-party benchmarking surveys similar to the 2011 Competitive Analysis discussed above.

Elements of 2012 Executive Compensation

Our executive compensation program is comprised of the following principal elements, each of which is described in more detail below:

Element of Compensation	Purpose	Pay-for-Performance Considerations
Cash and Short-Term Variable Compensation:
Base Compensation	Provides competitive, fixed compensation to attract and retain exceptional executive talent.	Adjustments to base salary consider the individual's overall performance, contribution to the business and internal and external comparisons.
Cash Bonus	Encourages and rewards achievement of strong financial, operational and strategic performance.
The amount of any discretionary bonus received by an executive officer, if any, depends on the degree we achieve strong annual financial, operational or strategic performance and the extent to which the executive officer contributes to the achievement.

Long-Term Compensation:
Stock Options
Encourages executive officers to focus on our long-term performance, links an executive officer's incentives to our stockholders' interests in increasing our stockholder value, encourages significant ownership of our common stock and promotes long-term retention of our executive officers.

The potential appreciation in our stock price above the exercise price for stock options motivates our executives to build stockholder value as the executive officer only realizes value from the stock option if the stock price appreciates.

Other Elements:
Health, Retirement and Other Benefits
Provides broad-based market competitive employee benefit programs such as participation in benefit plans generally available to our employees, including, employee stock purchase plan, 401(k) retirement plan, life, health and dental insurance and short-term and long-term disability plans.
Not applicable.

 Base Compensation
We pay our Chief Executive Officer, Chief Financial Officer and Chief Commercial Officer a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year as well as each executive's performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.
It is our goal to maintain a base compensation structure among our executives that, in our judgment, appropriately reflects their respective roles and responsibilities. Our executives' base compensation reflects the initial amounts that we negotiated with each of our executives at the time of his or her initial employment or promotion and our subsequent adjustments to these amounts, to reflect market increases, our growth, the individual executives' performance and increased experience, any changes in the individual executives' roles and responsibilities and other factors. Generally, the base compensation of our executives is based on our understanding of compensation for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from each executive, the roles and responsibilities of the executive, the base compensation of our existing executives and other factors.

2012 Bonus Plan
In 2012, the Compensation Committee established an incentive bonus plan (the “2012 Bonus Plan”), which provided variable incentive compensation to our executives, including our named executive officers, and senior management. The 2012 Bonus Plan provided bonus opportunities tied to specific corporate-level and individual goals for payments ranging from 0% of the applicable bonus opportunity, if the threshold performance levels were not attained, to 225% of the applicable bonus opportunity, if all performance was above the levels established to qualify for maximum payouts. Performance attainment levels of the targeted performance objectives ranged from 5% to 60% and correspond to payment levels ranging from 0% to 225% of the target bonus opportunity.
The 2012 Bonus Plan provided that payments to senior management, excluding our named executive officers, was to be paid as cash bonuses. However, with respect to our named executive officers, the plan provided that our named executive officers would be paid as follows:

Target Attainment Percentage	Form of Payment
100%	Cash
Above 100%	50% Cash 50% Restricted Stock
The Compensation Committee believes that providing for payment of a portion of the incentive compensation earned by our named executive officers links the executives' incentives to our stockholders' interests in increasing stockholder value and provides executive officers with incentives to stay. We also believe that the payment of on-target performance, and a portion of above-target performance, as a cash incentive supports our pay-for-performance philosophy and encourages an executive officer's contribution to, and rewards an executive officer for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the executive officer.
Individualized bonus plans are established for each participant, including our named executive officers, with performance metrics and related targets that include a mix of company-level financial metrics and business unit and individual metrics tailored to include the important factors under the executive's control. The company-level metrics consist of net revenue, MEBITDA and a p/s multiple. The individual performance metrics are specific operational and financial goals that are controlled by or can be directly impacted by the individual and include, for instance, objectives-related implementation of investment relations, product initiatives and other corporate strategies, organizational development and targeted product revenues as well as other objectives tailored to the individual. The objective of the 2012 Bonus Plan was to encourage executives to contribute toward the attainment of our consolidated financial and performance goals for fiscal year 2012. See “Analysis of Named Executive Officer Compensation” below for the on-target bonus amounts that our named executive officers were eligible to receive under the 2012 Bonus Plan. None of our named executive officers were awarded bonuses under the 2012 Bonus Plan for fiscal year 2012.
2013 Management Incentive Program
In April 2013, the Compensation Committee adopted a management incentive program for 2013 (the “2013 Management Incentive Program”), which provides variable incentive compensation to our executives, including our named executive officers, and senior management. The 2013 Management Incentive Program provides bonus opportunities tied to specific corporate-level, business unit-level and individual goals.
The 2013 Management Incentive Program provides that payments to senior management, excluding our named executive officers, will be paid as cash bonuses.
The Compensation Committee believes that providing for payment of a portion of the incentive compensation earned by our named executive officers links the executives' incentives to our stockholders' interests in increasing stockholder value and provides executive officers with incentives to stay. We also believe that the payment of on-target performance, and a portion of above-target performance as a cash incentive supports our pay for performance philosophy and encourages an executive officer's contribution to, and rewards an executive officer for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the executive officer.
Individualized bonus plans are established for each participant, including our named executive officers, with performance metrics and related targets that include a mix of company-level financial and non-financial metrics and business unit or individual metrics tailored to include the important factors under the executive's control. The company-level financial metrics consist of net sales and Modified EBITDA. The business unit and individual performance metrics are specific operational, financial and non-financial goals that are controlled by or can be directly impacted by the individual and include for instance, objectives related to product initiatives and other corporate strategies, product revenues and profitability as well as other objectives tailored to the business unit or individual. The objective of the 2013 Management Incentive Program is to encourage executives to contribute toward the attainment of the Company's consolidated financial and performance goals for fiscal year 2013. See “Analysis of Named Executive Officer Compensation” below for the on-target bonus opportunities awarded to our named executive officers under the 2013 Management Incentive Bonus Plan.

Long-Term Equity Incentive Compensation
We grant long-term equity incentive awards in the form of stock options to executives as part of our total compensation package. We place a significant emphasis on performance-based incentive compensation. These awards generally represent a significant portion of total executive compensation. We use long-term equity incentive awards in order to align the interests of our executives and our stockholders by providing our executives with strong incentives to increase stockholder value and a significant reward for doing so. Our decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on our understanding of market practices and take into account additional factors such as level of individual responsibility, experience and performance.

 Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price, typically for a period of up to ten years, subject to continued employment with our Company. Stock options are earned based on continued service to us and generally vest over three years, with one-third vesting on each anniversary of the grant date.
All our stock option awards are granted pursuant to our 2006 Equity Incentive Plan (the “2006 Incentive Plan”) and the exercise price of each stock option granted under our 2006 Incentive Plan is based on the fair market value of our common stock on the grant date. Under the terms of the 2006 Incentive Plan, when our common stock is not listed on a national stock exchange but traded on an over-the-counter market, fair market value is defined as the average of the bid and ask price of our common stock on the trading date immediately preceding the grant date. See “Equity Incentive Plan and Other Compensation Plans - 2006 Equity Incentive Plan” for additional information on the 2006 Incentive Plan.
Broad-Based Benefits Programs
All full-time employees in the United States, including our named executive officers, may participate in our health and welfare benefit programs, including medical coverage, dental coverage, disability insurance, life insurance and our 401(k) plan. We offer similar plans in foreign countries.

Equity Incentive Plan and Other Compensation Plans

2006 Equity Incentive Plan

Our 2006 Incentive Plan allows us to make awards of various types of equity-based compensation, including stock options, dividend equivalent rights (“DERs”), stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other awards, to our employees and directors. The 2006 total number of shares of common stock that we may issue is 10,000,000 shares under the 2006 Incentive Plan; provided, that no more than 5,000,000 of such shares may be used for grants of restricted stock, restricted stock units, performance units, performance shares and other awards. As of March 27, 2013, there were 4,621,500 outstanding options granted under the 2006 Incentive Plan, of which 2,853,477 may be exercised at this time.

The 2006 Incentive Plan is administered by the Compensation Committee of the Board, which has the authority to set the number, exercise price, term and vesting provisions of the awards granted under the 2006 Incentive Plan, subject to the terms thereof. Either incentive or non-qualified stock options may be granted to our employees, but only non-qualified stock options may be granted to non-employee directors and advisors. However, in either case, the 2006 Incentive Plan requires that stock options must be granted at exercise prices not less than the fair market value of the common stock on the date of the grant. Options issued under the 2006 Incentive Plan vest over periods as determined by the Compensation Committee and expire ten years after the date the option was granted. Compensation expense is based on the calculated fair value of the awards as measured at the grant date and is expensed ratably over the service period of the awards (generally the vesting period).

Employee Savings Plan

We maintain an employee savings plan that is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). This plan allows for voluntary contributions up to statutory maximums by eligible employees. Historically, we matched a specific proportion of these contributions, subject to limitations imposed by law. We may make additional contributions to the savings plan on behalf of our employees if our Board decides to do so. We provided matching 401(k) contributions for the first three quarters of 2010; however, effective October 1, 2010, we discontinued matching 401(k) contributions. We reinstated matching 401(k) contributions effective January 1, 2012. Our named executive officers are eligible to participate in the 401(k) retirement plan on the same terms as our other employees..

Analysis of Named Executive Officer Compensation

In connection with establishment of 2012 compensation for our named executive officers, our Chief Executive Officer and the Compensation Committee reviewed the market compensation data contained in the 2011 Competitive Analysis. Our Chief Executive Officer, in consultation with the Chairman of our Compensation Committee, identified the comparable positions for each of our named executive officers in the 2011 Competitive Analysis based on their positions and responsibilities. Our Chief Executive Officer then made compensation recommendations for our executives, excluding his own, and senior management. Although our Chief Executive Officer makes executive compensation recommendations to the Compensation Committee, the Compensation Committee is ultimately responsible for approving all executive compensation.

The Compensation Committee considered the Chief Executive Officer recommendations and also reviewed the 2011 Competitive Analysis to ensure that the compensation programs for our key senior managers, including our named executive officers, are consistent with our compensation philosophy and remain within broadly competitive norms.

In addition to reviewing competitive market data, the Compensation Committee also believes that individual compensation should reflect an executive officer's position and value to our organization considering individual contribution to business results, knowledge and skills, and market value and that individual compensation should also take into consideration long-term potential of the executive officer to contribute to our financial position and retention concerns, if any, for individual executives.
In determining our Chief Executive Officer's compensation, in addition to a review of the 2011 Competitive Analysis, the Compensation Committee specifically considers the Board's evaluation of his performance.
After reviewing the 2011 Competitive Analysis and considering the recommendations made by our Chief Executive Officer, the Compensation Committee determined the terms and amount of compensation to pay to each of our executive officers.
Set forth below is a summary of the decisions related to 2012 executive compensation for each of our named executive officers made during 2012 as well as additional information regarding decisions made related to the 2013 executive compensation for our named executive officers.
Craig J. Tuttle, President and Chief Executive Officer
The Compensation Committee reviews our Chief Executive Officer's compensation and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers' compensation. See “Agreements with Our Named Executive Officers - CEO Employment Agreement” for additional information on Mr. Tuttle's employment agreement. In 2012, based on a review of the performance of Mr. Tuttle during 2011 and the first quarter of 2012, which included the cost effective management and the successful completion of a private placement offering, the Compensation Committee increased Mr. Tuttle's base salary from $325,000 to $350,000, a 7.7% increase, effective March 1, 2012, which reflects the first increase in Mr. Tuttle's base salary since 2008. Under the 2012 Bonus Plan, Mr. Tuttle's annual on-target bonus opportunity was $175,000. Mr. Tuttle was not eligible for a bonus under the 2012 Bonus Plan because the corporate goals were not met. It was necessary to meet company-wide corporate goals before he was eligible for compensation tied to personal goals. Under the 2013 Management Incentive Program, Mr. Tuttle's annual on-target bonus opportunity is $175,000.
Mark P. Colonnese, Executive Vice President and Chief Financial Officer
We entered into an employment agreement with Mr. Colonnese dated September 12, 2012, which provided an initial base salary of $275,000 per year and an annual on-target bonus opportunity for 2012 of $137,500. Mr. Colonnese was not eligible for a bonus under the 2012 Bonus Plan in 2012 because the corporate goals were not met. It was necessary to meet company -wide corporate goals before he was eligible for compensation tied to personal goals. Under the 2013 Management Incentive Program, Mr. Colonnese's annual on-target bonus opportunity is $137,500.
Brett L. Frevert, Former Chief Financial Officer
Mr. Frevert served as our Chief Financial Officer pursuant to the terms a letter agreement with CFO Systems and therefore, Mr. Frevert did not receive a base salary; rather, payments for Mr. Frevert's services were paid directly to CFO Systems. See “Agreements with Our Named Executive Officers - CFO Systems Letter Agreement” for additional information on the terms of this letter agreement. During 2012, we paid CFO Systems $92,475 for Mr. Frevert's services. Under the 2012 Bonus Plan, Mr. Frevert's annual on-target bonus opportunity was $125,000. Mr. Frevert did not receive any compensation under this plan. Effective June 3, 2012, we terminated our contract with CFO Systems and Mr. Frevert's services as our Chief Financial Officer terminated on such date.

Chad M. Richards, Chief Commercial Officer
Mr. Richards received a base salary of $202,792 in 2012. During 2012, Mr. Richards participated in the 2012 Bonus Plan. Under the 2012 Bonus Plan, Mr. Richards' annual on-target bonus opportunity was $125,000. Because we did not meet our corporate objectives for 2012, Mr. Richards was not eligible to receive a bonus under the 2012 Bonus Plan. It was necessary to meet company-wide corporate goals before he was eligible for compensation tied to personal goals. Under the 2013 Management Incentive Program, Mr. Richards' annual on-target bonus opportunity is $125,000.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code, limits the deductibility of compensation in excess of $1 million paid to our named executive officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. It is intended that all performance-based compensation paid in 2012 to our named executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) of the Code, or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m) of the Code.

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our named executive officers. Therefore, we believe we have taken all actions that may be necessary under Section 162(m) of the Code to continue to qualify for available tax deductions related to named executive officer compensation. However, we also believe that preserving flexibility in awarding compensation is in our best interest and that of our stockholders, and we may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m) of the Code.

Accounting for Share-Based Compensation

We account for share-based compensation awards, including our stock options, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation--Stock Compensation (“FASB ASC Topic 718”). Before we grant stock-based compensation awards, we consider the accounting impact of the award, as well as alternative equity-based awards.

Agreements with Our Named Executive Officers
CEO Employment Agreement
We have entered into an employment agreement dated July 12, 2008 with Craig J. Tuttle, our President and Chief Executive Officer. The employment agreement provides that the term of the agreement will be one year, but shall be automatically extended for additional one-year terms unless either we or Mr. Tuttle provides written notice to the other of an intention not to extend no later than sixty (60) days prior to the end of the then-current term. The employment agreement most recently automatically renewed for an additional year ending on July 12, 2013.

The employment agreement provides that Mr. Tuttle will be entitled to receive severance payments from us if his employment is terminated involuntarily except if such termination is based on “Just Cause”, as that term is defined in the employment agreement. The severance payment payable in such circumstances is equal to his annual base salary at the time of termination and will be paid to him over a twelve-month period. The employment agreement provides that the severance payment provisions will be honored if our Company is acquired by, or merged into, another company and Mr. Tuttle's position is eliminated as a result of such acquisition or merger. This severance payment is designed to provide him with an amount of cash sufficient to provide for living expenses and other needs which would normally be paid from his monthly base salary payments in situations where the executive officer's employment was not terminated voluntarily or for Just Cause. In addition, the payments are designed so as to not exceed the maximum amount which may be paid without imposition of the excise tax imposed by Section 4999 of the Code or to not result in a loss of our income tax deduction for any portion of these payments under Section 280G of the Code if such payments are made after, or in contemplation of, a change in control transaction.

CFO Employment Agreement
We have entered into an employment agreement dated September 12, 2012 with Mark P. Colonnese, our Executive Vice

President and Chief Financial Officer. The employment agreement may be terminated thirty (30) days following delivery of written notice of termination for any reason or no reason, by Mr. Colonnese or us.

Pursuant to the employment agreement, Mr. Colonnese was issued options to purchase 250,000 shares of our common stock, which vest over three years, with one-third vesting on each anniversary of the grant date; provided, however, that the options shall vest in full contingent upon, and effective as of immediately prior to, a “Change in Control”, as that term is defined in the employment agreement. The employment agreement also provides that Mr. Colonnese will be entitled to receive severance payments from us if his employment is terminated involuntarily except if such termination is based on “Just Cause”, as that term is defined in the employment agreement. The severance payment payable in such circumstances is equal to nine (9) months of his annual base salary at the time of termination and any earned but unpaid bonus, which will be paid to him over a nine-month period. The severance payment is conditioned on Mr. Colonnese executing a severance and release agreement. The employment agreement provides that the severance payment provisions will be honored if Mr. Colonnese is terminated by us as part of a Change in Control. This severance payment is designed to provide him with an amount of cash sufficient to provide for living expenses and other needs which would normally be paid from his monthly base salary payments in situations where the executive officer's employment was not terminated voluntarily or for just cause. In addition, the payments are designed so as to not exceed the maximum amount which may be paid without imposition of the excise tax imposed by Section 4999 of the Code or to not result in a loss of our income tax deduction for any portion of these payments under Section 280G of the Code if such payments are made after, or in contemplation of, a change in control transaction.
CFO Systems Letter Agreement
Effective June 30, 2010, we entered into a letter agreement with CFO Systems and Brett L. Frevert. Under the letter agreement, CFO Systems provided financial and consulting services to us at rates of $75 to $150 per hour depending on the level of expertise involved. The services included providing Chief Financial Officer duties and other financial and accounting expertise on a time share basis. The letter agreement provided that either CFO Systems or we could terminate the agreement upon thirty (30) days written notification. In connection with the letter agreement, Mr. Frevert agreed to serve as our Chief Financial Officer. We were charged $120,280 and $405,763 for the services provided by CFO Systems during 2012 and 2011, respectively. The 2012 fees included $92,475 for Mr. Frevert's services and $27,805 for other professional services. Effective June 3, 2012, we terminated our contract with CFO Systems and Mr. Frevert's service as our Chief Financial Officer terminated on such date.
Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on us. While risk-taking is a necessary part of growing a business, our compensation philosophy, as discussed above is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks.

REPORT OF THE COMPENSATION COMMITTEE
We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and its Proxy Statement for the 2013 Annual Meeting of Stockholders.

MEMBERS OF THE COMPENSATION COMMITTEE:

Antonius P. Schuh, Ph.D.
Rodney S. Markin, MD, Ph.D.
Robert M. Patzig

Compensation Committee Interlocks And Insider Participation

No member of the Compensation Committee was at any time during 2012, or at any other time, an officer or employee of ours. During fiscal 2012, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or its Compensation Committee.

2012 EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth compensation awarded to, paid to or earned by our "named executive officers" for services rendered during fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Craig J. Tuttle (2)	2012	$345,833	$—	$—	$17,973	(3)	$363,806
President and	2011	325,000	10,000	457,950	12,102	(4)	805,052
Chief Executive Officer	2010	325,000	—	—	18,377	(5)	343,377

Mark P. Colonnese(6)	2012	96,106	—	198,250	2,056	(7)	296,412
Executive Vice President
and Chief Financial Officer

Brett L. Frevert(8)	2012	—	—	—	92,475	(8)	92,475
Former Chief Financial Officer	2011	—	5,000	228,975	242,250	(8)	476,225
	2010	—	—	—	96,225	(8)	96,225

Chad M. Richards(9)	2012	202,792	—	—	15,256	(10)	218,048
Chief Commercial Officer	2011	199,167	6,000	228,975	9,338	(11)	443,480
	2010	188,708	—	—	13,476	(12)	202,184

(1) The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the named executive officer. The assumptions used in the calculation of these amounts are included in Footnote 11 "Equity Incentive Plan" to our accompanying consolidated financial statements. See the "2012 Grants of Plan-Based Awards" table for information on stock options granted in 2012.

(2) See “Agreements with Our Named Executive Officers - CEO Employment Agreement” for a description of Mr. Tuttle's employment agreement with us.

(3) Amounts paid to Mr. Tuttle in 2012 consisted of $9,600 in automobile allowances as provided in his employment agreement, $6,768 in 401(k) matching contributions, $990 in group life insurance and $615 in long term disability insurance.

(4) Amounts paid to Mr. Tuttle in 2011 consisted of $9,729 in automobile allowances as provided in his employment agreement, $691 in a service anniversary bonus, $1,182 in group life insurance and $500 in long term disability insurance.

(5) Amounts paid to Mr. Tuttle in 2010 consisted of $10,134 in automobile allowances as provided in his employment agreement, $6,325 in 401(k) matching contributions, $1,419 in group life insurance and $499 in long term disability insurance.

(6) Mr. Colonnese was appointed as our Executive Vice President and Chief Financial Officer on September 12, 2012. See “Agreements with Our Named Executive Officers - CFO Employment Agreement” for a description of Mr. Colonnese's employment agreement with us.

(7) Amounts paid to Mr. Colonnese in 2012 consisted of $1,719 in 401(k) matching contributions, $129 in group life insurance and $208 in long term disability insurance.

(8)Mr. Frevert began serving as our Chief Financial Officer effective June 30, 2010 when we entered into a letter agreement with CFO Systems relating to his service. All compensation listed under “All Other Compensation” as received by Mr. Frevert represents amounts paid to CFO Systems for Mr. Frevert's services on an hourly basis as our Chief Financial Officer in accordance with the terms of the Letter Agreement with CFO Systems. See “Agreements with Our Named Executive Officers - CFO Systems Letter Agreement” for a description of the arrangement with CFO Systems. Effective June 3, 2012, we terminated our agreement with CFO Systems and Mr. Frevert's service as our Chief Financial Officer terminated on such date.

(9) Mr. Richards joined us as Senior Vice President, Sales and Marketing on October 8, 2007 and was promoted to Chief Commercial Officer in January 2011.

(10) Amounts paid to Mr. Richards in 2012 consisted of $7,580 in car lease payments, $6,270 in 401(k) matching contributions, $748 in a service anniversary bonus, $150 in group life insurance and $508 in long term disability insurance.

(11) Amounts paid to Mr. Richards in 2011 consisted of $8,690 in car lease payments, $150 in group life insurance and $498 in long term disability insurance.

(12) Amounts paid to Mr. Richards in 2010 consisted of $8,400 for an automobile allowance, $4,440 in 401(k) matching contributions, $166 in group life insurance and $470 in long term disability insurance.

2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in fiscal year 2012 to our named executive officers. The option award granted to Mr. Colonnese in fiscal year 2012 was granted under our 2006 Incentive Plan. During the year ended December 31, 2012, no other equity awards were granted to our named executive officers. The option award vests over three years, with one-third vesting on the anniversary of the grant date, and has a term of ten years.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Price of Option Awards ($/sh) (1)	Grant Date Fair Value of Option Awards ($)(2)
Mark P. Colonnese	9/12/2012	250,000	$0.98	$198,250

(1)The exercise price of the stock option award represents the fair market value of our common stock on the date of grant as defined in our 2006 Incentive Plan.

(2) The amount in this column reflects the aggregate grant date fair value of the stock option award granted during the fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount shown does not correspond to the actual value that will be recognized by the named executive officer. The assumptions used in the calculation of this amount are included in Footnote 11 "Equity Incentive Plan" to our accompanying consolidated financial statements.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table provides certain information concerning outstanding option awards held by our named executive officers as of December 31, 2012. As of December 31, 2012, no other equity awards granted to our named executive officers were outstanding.

		Option Awards
Name	Option Award / Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Craig J. Tuttle	9/1/2006	200,000		—		$0.69	8/31/2016
Craig J. Tuttle	1/17/2007	200,000		—		0.75	1/16/2017
Craig J. Tuttle	7/12/2007	200,000		—		0.66	7/11/2017
Craig J. Tuttle	5/18/2011	166,667	(1)	333,333	(1)	1.19	5/17/2021
Mark P. Colonnese	9/12/2012	—		250,000	(2)	0.98	9/12/2022
Chad M. Richards	10/8/2007	200,000		—		0.69	10/7/2017
Chad M. Richards	5/18/2011	83,334	(1)	166,666	(1)	1.19	5/17/2021

(1) 33.3% of the shares subject to the option became exercisable on May 18, 2012 and 33.3% of the unexercisable shares relating to the option award will become exercisable on each of May 18, 2013 and May 18, 2014.
(2) 33.3% of the unexercisable shares relating to the option award will become exercisable on each of September 12, 2013, September 12, 2014 and September 12, 2015.

Fiscal Year 2012 Option Exercises and Stock Vested

No stock options were exercised by any of our named executive officers during fiscal year 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have employment agreements with Mr. Tuttle and Mr. Colonnese. In the event of involuntary discharge, Mr. Tuttle is entitled to receive a severance payment equal to his then current annual base salary and Mr. Colonnese is eligible to receive a severance payment equal to nine months of his then current annual base salary and any earned but unpaid bonus. Mr. Richards does not have an employment agreement.

2006 Equity Incentive Plan

Stock Options.  The 2006 Incentive Plan provides that if an optionee, including a named executive officer, voluntarily terminates employment with us, all unvested stock options will terminate and the optionee will have three months from the date of termination to exercise any vested stock options granted under the 2006 Incentive Plan. However, the 2006 Incentive Plan also provides that if the optionee's employment terminates due to death, disability or retirement, all stock options will immediately vest upon the optionee's death or disability and the optionee (or his or her estate or personal representative) will have twelve months from the date of death, disability or retirement to exercise the stock options; provided such optionee had continuously served as an employee, director or advisor for at least three years, or such shorter period as the Compensation Committee may prescribe. The 2006 Incentive Plan also provides that all unvested stock options will immediately vest upon the occurrence of a Change in Control of our Company (as defined in the 2006 Incentive Plan) unless provisions are made in connection with the transaction resulting in the Change in Control for the assumption of such option grants, or the substitution for such option grants of new grants, by the successor entity or parent thereof.

Potential Post Termination Benefits Table

The tables below quantify certain compensation that would have become payable to our named executive officers in the event such executive officer's employment had terminated on December 31, 2012 under various circumstances. The estimates set forth in the table below are based on our named executive officers' compensation and service levels as of such date and, if applicable, the closing stock price of our common stock on that date, as reported on the OTC Bulletin Board, which was $0.61. These benefits are in addition to benefits generally available to salaried employees such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed to our named executive officers may be different. Factors that could affect these amounts include the timing of any such event, our stock price and the executive's age.

Name	Benefit	Cause	Without Cause(1)	Voluntary Termination	Change in Control(1)	Death(1)	Disability(1)	Retirement(1)
Craig. J. Tuttle	Cash	$—	$350,000	$—	$350,000	$—	$—	$—
	Stock options	—	—	—	—	—	—	—
	Benefits	—	—	—	—	—	—	—
	Total	$—	$350,000	$—	$350,000	$—	$—	$—

Mark P. Colonnese	Cash	$—	$206,250	$—	$206,250	$—	$—	$—
	Stock options	—	—	—	—	—	—	—
	Benefits	—	—	—	—	—	—	—
	Total	$—	$206,250	$—	$206,250	$—	$—	$—

Brett L. Frevert	Cash	$—	$—	$—	$—	$—	$—	$—
	Stock options	—	—	—	—	—	—	—
	Benefits	—	—	—	—	—	—	—
	Total	$—	$—	$—	$—	$—	$—	$—

Chad M. Richards	Cash	$—	$—	$—	$—	$—	$—	$—
	Stock options	—	—	—	—	—	—	—
	Benefits	—	—	—	—	—	—	—
	Total	$—	$—	$—	$—	$—	$—	$—

(1) Because the exercise prices for all outstanding options held by our named executive officers December 31, 2012 were greater than $0.61, the closing price for our common stock on December 31, 2012 as reported on the OTC Bulletin Board, our named executive officers would not have earned any net proceeds as of December 31, 2012 upon exercise of their options on such date, and we have therefore not attributed any value to the exercise of options.

DIRECTOR COMPENSATION

It is our Board's general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director's total compensation, and to create a direct linkage with corporate performance and stockholder interests, our Board believes that a meaningful portion of a director's compensation should be provided in, or otherwise based on, the value of appreciation in our common stock.

Our Board has the authority to approve all compensation payable to our directors, although our Compensation Committee is responsible for making recommendations to our Board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist our Compensation Committee in making recommendations regarding director compensation. Our Board and Compensation Committee annually review our director compensation. In connection with director compensation decisions in 2012, our Board and the Compensation Committee reviewed market director compensation data paid by companies in the life sciences industry as reported by Top 5 Data Services, Inc. (the “2011 Director Competitive Analysis”).

The 2011 Director Competitive Analysis contained data for 217 publicly traded medical device (“MD”) companies and 331 biopharmaceutical companies, with 65 companies assigned to both sectors based on their mix of products. Based on its review of the 2011 Director Competitive Analysis, the Board did not make any changes to our director compensation program in 2012 and continued with the program adopted in 2011, which is further discussed below.

Cash Compensation
Directors who are also one of our employees are not separately compensated for serving on the Board other than reimbursement for out-of-pocket expenses related to attendance at Board and committee meetings. Independent directors are paid an annual retainer of $20,000 and they receive reimbursement for out-of-pocket expenses related to attendance at Board and committee meetings. Independent directors serving on any committee of the Board are paid an additional annual retainer of $2,500 unless they are also a chairman of a committee. The chairman of the Audit Committee receives an additional annual retainer of $8,000 and the chairman of any other committee receives an additional annual retainer of $4,000. All directors' fees paid annually or quarterly were prorated for partial periods. In addition, any independent director who attends more than four meetings per quarter, which includes committee meetings, receives $500 for each meeting attended over the four.
Equity-Based Compensation

Beginning in 2011, our current practice is to grant annually to each continuing independent director an option to purchase 25,000 shares of common stock, which option vests after one year. Additional annual grants of options will be made each year by the Compensation Committee in its sole discretion. All options granted to independent directors have exercise prices that represented the fair market value of our stock on the grant date, as determined in accordance with our 2006 Incentive Plan.

On February 12, 2012 (the grant date), our independent directors were each granted a non-qualified option to purchase 25,000 shares of our common stock with an exercise price equal to $1.45. The options vested in full on February 12, 2013.

Director Summary Compensation Table

The following table provides information regarding our compensation for non-employee directors during the year ended December 31, 2012. Directors who are our employees did not receive compensation for serving on the Board or its committees in fiscal 2012.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)

Doit Koppler, II	$22,000	$32,127	$54,127
Robert Patzig	24,625	32,127	56,752
Rodney Markin, M.D., Ph.D.	31,625	32,127	63,752
Antonius Schuh, Ph.D.	28,875	32,127	61,002

(1) The amounts reflected in this column reflect the grant date fair value of each option award granted during 2012, as determined in accordance with FASB ASC Topic 718. The amounts shown do not correspond to the actual value that will be realized by the independent director. The assumptions used in the calculation of these amounts are included in Footnote 11 "Equity Incentive Plan" to our accompanying consolidated financial statements. The average grant date fair value of the options granted to our independent directors in 2012 was $1.45 per share. The aggregate grant date fair value for all options granted to our independent directors in 2012 was $128,510.

The following table sets forth each independent director's aggregate number of option awards outstanding as of December 31, 2012:

Name	Vested Stock Option Awards	Unvested Stock Option Awards	Aggregate Stock Option Awards
Doit Koppler, II	65,000	—	65,000
Robert Patzig	65,000	—	65,000
Rodney Markin, M.D., Ph.D.	75,000	5,000	80,000
Antonius Schuh, Ph.D.	65,000	5,000	70,000

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to our Bylaws, stockholder proposals submitted for presentation at the Annual Meeting, including nominations for Common Stock Directors, must be received by our Corporate Secretary at c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164 no later than 35 days prior to the date of the Annual Meeting. If less than 35 days' notice of the Annual Meeting is given, then stockholder proposals must be received by our Corporate Secretary no later than 7 days after the mailing date of the notice of the Annual Meeting to stockholders.  Accordingly, stockholder proposals to be submitted for presentation at the Annual Meeting must be received by our Corporate Secretary by no later than May 3, 2013. Any stockholder nomination for a Common Stock Director must set forth the name, age, address and principal occupation of the person nominated, the number of shares of our common stock owned by the nominee and the nominating stockholder and other information required to be disclosed about the nominee under federal proxy solicitation rules.
In order to be included in our proxy statement relating to next year's annual meeting, stockholder proposals must be submitted in writing by December 18, 2013 to our Corporate Secretary at c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164. The inclusion of any such proposal in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

A copy of our Annual Report is being mailed to our stockholders along with this Proxy Statement. We are sending only one Annual Report and Proxy Statement to “street name” stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder is residing at such an address and wishes to receive a separate annual report or proxy statement in the future, such stockholder may request them by calling our Corporate Secretary at (402) 452-5400, or by submitting a request in writing to our Corporate Secretary, c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164. If a stockholder is receiving multiple copies of our Annual Report and proxy statement, such stockholder can request householding by contacting the Corporate Secretary in the same manner described above. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

Management does not currently intend to bring any matter before the Annual Meeting other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board to vote on any matter proposed by stockholders for consideration at the Annual Meeting.

We will bear the cost of soliciting proxies for the Annual Meeting. To the extent necessary, proxies may be solicited by our directors, officers and employees, but these persons will not receive any additional compensation for such solicitation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitation by mail, we will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board, by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to our Corporate Secretary at our home office. All communications received by the Corporate Secretary will be forwarded to the appropriate directors. In addition, it is the policy of our Board that, whenever possible, directors attend, and be available to discuss stockholder concerns at, the Annual Meeting. All directors participated in last year's Annual Meeting via conference call or in person, other than Dr. Schuh.

Our Form 10-K, as filed by the Company with the SEC, is included in our Annual Report that is being delivered to our stockholders together with this Proxy Statement. The Form 10-K is not, however, to be considered part of this proxy solicitation material. A copy of our Annual Report and our Form 10-K is available without charge upon written request to our Corporate Secretary, c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164.

None of the information set forth in this Proxy Statement under the headings “Report of the Audit Committee” and "Report of the Compensation Committee" is deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act, and this information will not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

By Order of the Board of Directors
/S/ MARK P. COLONNESE
Mark P. Colonnese, Executive Vice President and Chief Financial Officer

Omaha, Nebraska
April 24, 2013

TRANSGENOMIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 22, 2013
9:30 A.M., Central Daylight Time

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska

TRANSGENOMIC, INC. **revocable proxy**

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRANSGENOMIC, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 22, 2013 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby authorizes the Board of Directors and Chief Executive Officer of Transgenomic, Inc. (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Transgenomic, Inc., 12325 Emmet Street, Omaha, Nebraska on Wednesday, May 22, 2013, at 9:30 a.m., Central Daylight Time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEE FOR DIRECTOR AND FOR PROPOSAL 2.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment or postponement thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 22, 2013, and the Proxy Statement for the Annual Meeting and the Company's 2012 Annual Report to Stockholders prior to the signing of this proxy.

This proxy is governed by the laws of the State of Delaware.

See reverse for voting instructions.

TRANSGENOMIC, INC. Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. ELECTION OF DIRECTOR(S)
NOMINEE FOR CLASS I (term to expire in 2016):
01 Craig J. Tuttle

☐ Vote FOR the nominee ☐ WITHHOLD authority to vote for the nominee

2. Conduct an advisory vote to approve named executive officer compensation. ☐ For ☐ Against ☐ Abstain

3. To vote, in its discretion upon any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. Management is not aware of any other matters which should come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________, 2013

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.